EXHIBIT 32.1

Benj. A. Smith III, Chief Executive Officer of Macatawa Bank Corporation and Jon W. Swets, Senior Vice President and Chief Financial Officer of Macatawa Bank Corporation, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 which this statement accompanies fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and

(2)	the information contained in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 fairly presents, in all material respects, the financial condition and results of operations of Macatawa Bank Corporation.

Dated: May 8, 2008

/s/ Benj. A. Smith, III —————————————— Benj. A. Smith, III Chief Executive Officer

/s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer